Exhibit 99.1

For Further Information, Contact:
Investor Relations:	Corporate Communications:
Todd Friedman or Stacie Bosinoff	Tom Huntington
The Blueshirt Group	DivX, Inc.
415.217.7722	858.882.0672
todd@blueshirtgroup.com	thuntington@divxcorp.com
stacie@blueshirtgroup.com

DivX, Inc. Reports Third Quarter 2006 Financial Results

SAN DIEGO, October 30, 2006—DivX, Inc. (NASDAQ: DIVX) today announced results for the third quarter ended September 30, 2006.

In the third quarter of 2006, consolidated revenue was $15.4 million, an increase of 83 percent from the third quarter of 2005. Net income in the third quarter of 2006 was $3.1 million, or $0.10 per diluted share, compared to net income of $763,000, or $0.02 per diluted share, in the third quarter of 2005. Stock-based compensation charges for the third quarter totaled $526,000 compared to $58,000 for the same quarter a year ago.

Revenue for the nine-month period ended September 30, 2006 was $42.7 million, or 90 percent more than the comparable 2005 period. Net income for the nine months ended September 30, 2006 was $9.0 million, or $0.28 per diluted share, as compared to net income of $87,000, or $0.00 per diluted share, for the nine months ended September 30, 2005. Stock-based compensation charges for the first nine months of 2006 totaled $1,455,000 compared to $286,000 for the same period a year ago.

 “We are very pleased to enter the public markets with a strong third quarter,” said Jordan Greenhall, CEO and co-founder of DivX, Inc. “DivX continues to change the way that people experience media. Our success is shown by our expansion into new devices, partnerships and geographies, while our existing partners continue to grow their use of DivX technology. With more than 180 million downloads and over 50 million DivX Certified devices shipped worldwide, we believe that we are at the forefront of an exciting market opportunity.”

“We closed the quarter with a strong financial foundation from which to execute our strategy. While our quarterly delivery of revenue and income was solid, we were particularly pleased by the generation of over $3.5 million in cash from operations in the quarter. Including the proceeds from our IPO, we closed the quarter with approximately $147 million in cash and equivalents,” said John Tanner, CFO of DivX, Inc. “We intend to use these most recent improvements in our already strong financial position to continue to drive profitable, rapid revenue growth by investing in new technologies and emerging market opportunities, in addition to building out our product distribution capabilities.”

On September 21, 2006, the registration statement relating to the initial public offering of DivX common stock was declared effective. The registration statement covered 9,100,000 shares of common stock at $16.00 per share, raising proceeds to the Company, before expenses, of approximately $111 million. As part of the offering, 7,461,538 shares were offered by DivX and 1,638,462 shares were offered by certain stockholders. In addition, concurrent with the DivX initial public offering, the underwriters exercised their over-allotment option in full, purchasing an additional 1,365,000 shares of common stock from certain selling stockholders at $16 per share.

Quarterly Conference Call

DivX, Inc. will discuss its quarterly results via teleconference at 2:30 p.m. (PT) today, October 30, 2006. To access the call, please dial (800) 811-8845, or outside the U.S. (913) 981-4905, at least five minutes prior to the start time. A live webcast and replay will also be available at http://investors.divx.com. An audio replay of today’s conference call will be available from 5:30 p.m. (PT) on October 30, 2006 until 9:00 p.m. (PT) November 6, 2006 by dialing (719) 457-0820 or (888) 203-1112 with the replay passcode 6234541.

About DivX, Inc.

DivX creates products and services designed to improve the experience of media. Our first product offering was a video compression-decompression software library, or codec, which has been actively sought out and downloaded over 180 million times in the last four years, including over 50 million times during the last twelve months. We have since built on the success of our codec with other consumer software, including the DivX Player application, which is distributed from our website, http://DivX.com. We also license our technologies to consumer hardware device manufacturers and certify their products to ensure the interoperable support of DivX-encoded content. In addition to technology licensing to consumer hardware device manufacturers, we currently generate revenue from software licensing, advertising and content distribution.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements regarding growth in customers’ use of DivX technology, the Company’s position at the forefront of market opportunities, and activities intended to drive profitable rapid revenue growth. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause DivX’s actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, the risk that customer use of DivX technology may not grow as anticipated, the risk that anticipated market opportunities may not materialize at expected levels, or at all, the risk that the Company’s activities may not result in the growth of profitable revenue, risks and uncertainties related to the maintenance and strength of the DivX brand; DivX’s ability to penetrate existing and new markets; the effects of competition; DivX’s dependence on its licensees and partners; the effect of intellectual property rights claims; and other factors discussed in the “Risk Factors” section of DivX’s final prospectus filed with the SEC on September 22, 2006. All forward-looking statements are qualified in their entirety by this cautionary statement. DivX is providing this information as of the date of this release and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

DivX, Inc.
Consolidated Condensed Balance Sheets

	December 31,	September 30,
	2005	2006
(in thousands)		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$25,035	$146,393
Restricted cash	270	270
Accounts receivable (net of allowance)	4,194	5,477
Prepaid expenses	676	705
Other current assets	94	80
Total current assets	30,269	152,925
Property and equipment, net	2,876	3,400
Other assets	19	861
Total assets	$33,164	$157,186

Liabilities, redeemable convertible preferred stock and stockholders equity
Current liabilities:
Accounts payable	$988	$2,350
Accrued liabilities	612	2,060
Accrued compensation and related benefits	1,262	2,778
Accrued patent royalties	1,156	613
Income taxes payable	34	667
Deferred revenue, current	3,106	3,720
Current portion of capital lease obligations	43	35
Current portion of long-term debt	720	496
Total current liabilities	7,921	12,719
Capital lease, net of current portion	108	82
Notes payable, net of current portion	394	75
Deferred revenue, long term	786	708
Deferred rent	640	508
Liability for unvested portion of early stock exercises	288	425
Total liabilities	10,137	14,517
Redeemable Series D preferred stock	16,842
Total stockholders' equity	6,185	142,669
	$33,164	$157,186

DivX, Inc.
Consolidated Condensed Statement of Income

	Three months ended		Nine months ended
	September 30,		September 30,
	2005	2006	2005	2006
(in thousands except per share data)	(unaudited)		(unaudited)
Net revenues:
Technology licensing	$7,023	$12,446	$17,631	$33,891
Media and other distribution and services	1,369	2,949	4,832	8,777
Total net revenues	8,392	15,395	22,463	42,668

Total cost of revenues (1)	929	968	2,717	2,916
Gross profit	7,463	14,427	19,746	39,752
Operating expenses:
Selling, general and administrative (1)	3,937	6,673	11,391	18,374
Product development (1)	2,579	4,106	7,749	11,033
Total operating expenses	6,516	10,779	19,140	29,407

Income from operations	947	3,648	606	10,345

Interest income	51	489	130	1,149
Interest expense and other	(34)	(16)	(89)	(58)
Income before income taxes	964	4,121	647	11,436
Income tax provision	(202)	(1,021)	(560)	(2,394)
Net Income	$762	$3,100	$87	$9,042

Diluted net income per share	$0.02	$0.10	$—	$0.28

(1) Includes stock based compensation as follows:
Cost of revenues	$—	$1	$—	$3
Selling, general and administrative	47	357	183	1,017
Product development	11	168	103	435
Total stock-based compensation	$58	$526	$286	$1,455

DivX, Inc.
Consolidated Statement of Cash Flows

	Three months ended		Nine months ended
	September 30,		September 30,
	2005	2006	2005	2006
	(unaudited)		(unaudited)
(in thousands)
Operating activities
Net income (loss)	$762	$3,100	$87	$9,042
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	302	446	770	1,130
Stock-based compensation	58	526	286	1,454
Changes in operating assets & liabilities:
Accounts receivable, net	597	(1,221)	(383)	(1,282)
Prepaids and other assets	(83)	(588)	562	(559)
Accounts payable	(192)	(281)	(962)	102
Accrued liabilities	(455)	496	(215)	(18)
Accrued compensation and related benefits	219	416	584	1,516
Deferred rent	(80)	(45)	(116)	(132)
Deferred revenue, net	(55)	256	491	536
Income taxes payable	—	410	—	633
Net cash provided by operating activities	1,073	3,515	1,104	12,422

Investing Activities
Purchase of property and equipment	(224)	(633)	(661)	(1,333)
Cash paid in Corporate Green acquisition				(351)
Net cash used in investing activities	(224)	(633)	(661)	(1,684)

Financing Activities
Net Proceeds from issuance of preferred stock	—	—	(3)	—
Net proceeds from issuance of common stock	93	111,264	711	111,812
Costs paid for initial public offering	—	(242)	—	(667)
Tax Benefit from NQ option exercise	—	60	—	60
Repurchase of unvested stock	(92)	(4)	(94)	(7)
Payments on capital lease obligations	(73)	(8)	(252)	(34)
Proceeds from notes payable	256	—	890	—
Payments on notes payable	(194)	(177)	(1,145)	(544)
Net cash provided by (used in) financing activities	(10)	110,893	107	110,620

Net increase (decrease) in cash and cash equivalents	839	113,775	550	121,358
Cash & cash equivalents at beginning of the period	6,645	32,618	6,934	25,035
Cash & cash equivalents at end of the period	$7,484	$146,393	$7,484	$146,393

Supplemental information
Income taxes paid	$202	$—	$560	$1,150
Interest Paid	$34	$—	$90	$41